POWER OF ATTORNEY

           The undersigned confirms that he has authorized and designated Mike McShane, Louis Raspino and Philip A. Choyce to execute and file on the undersigneds behalf all Forms 3, 4, and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigneds ownership of or transactions in securities of Grant Prideco, Inc. The authority of Mike McShane, Louis Raspino and Philip A. Choyce granted hereunder shall continue until earlier revoked in writing or they are no longer serving as executive officers of Grant Prideco, Inc.

/s/ LUBAR SHELDON B

Signature

LUBAR SHELDON B

Print Name

05/07/2003

Date